UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2011

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2011, Southwestern Energy Company (the “Company”) entered into a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent,  Bank of America, N.A., as Syndication Agent, and Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as Co-Documentation Agents (the “Credit Facility”).  In addition to the agents, fifteen other banks are also lenders under the Credit Facility, which amended and restated the Company’s $1.0 billion unsecured revolving credit facility that was due to expire in February 2012, increasing the borrowing capacity to $1.5 billion, and extending the maturity date to February 2016.   The amount available under the credit agreement can be increased by up to an additional $500 million in the future upon the agreement of the Company and its existing or additional lenders. Upon the satisfaction of certain conditions precedent, including the provision of a guaranty by the Company, any of the Company’s subsidiaries may be added as additional borrowers under the Credit Facility provided that in no event will the aggregate amount borrowed by such additional borrowers exceed $250 million of the aggregate commitment of the lenders.

The obligations of the Company under the Credit Facility are currently only guaranteed by the Company’s subsidiary, SEECO, Inc.; however, additional subsidiary guarantors are required under the covenants if certain guaranty coverage levels are not satisfied in the future.  The terms of the Credit Facility also include covenants that restrict the ability of the Company and its material subsidiaries to merge, consolidate or sell all or substantially all of their assets, restrict the ability of the Company and its subsidiaries to incur liens and restrict the ability of the Company’s subsidiaries to incur indebtedness.  The Credit Facility also contains financial covenants that require the Company to maintain the following ratios, as defined in the Credit Facility: (i) a ratio debt to capitalization equal to or less than 0.60 to 1.0 and (ii) an interest coverage ratio equal to or greater than 3.5 to 1.0.

The Credit Facility includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; material falseness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $100 million or more; bankruptcy; judgments involving liability of $100 million or more that are not paid; ERISA events; and actual or asserted invalidity of guarantees.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., RBS Securities Inc., and Wells Fargo Securities, LLC were co-lead arrangers and joint book runners for the Credit Facility.  In addition, certain of the lenders party to the Credit Facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility in Item 1.01 is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Third Amended and Restated Credit Agreement dated February 14, 2011 among Southwestern Energy Company, JPMorgan Chase Bank, NA, as administrative agent, Bank of America, N.A., as Syndication Agent, and Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as Co-Documentation Agents and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: February 18, 2011	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Third Amended and Restated Credit Agreement dated February 14, 2011 among Southwestern Energy Company, JPMorgan Chase Bank, NA, as administrative agent, Bank of America, N.A., as Syndication Agent, and Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as Co-Documentation Agents and the other lenders named therein.